Exhibit 99.1

For Immediate Release

Contacts:

Chiron Corporate Communications &

Investor Relations

Media:	(510) 923-6500
Investors:	(510) 923-2300

CHIRON APPOINTS JACK GOLDSTEIN INTERIM CHIEF OPERATING OFFICER

—Anne Hill appointed vice president of human resources—
—Organizational changes leverage strength of company’s management team—

EMERYVILLE, Calif., November 4, 2004 - Chiron Corporation (Nasdaq: CHIR) today announced the creation of the position of chief operating officer (COO) on an interim basis. The position will be filled by Jack Goldstein, who was previously president of Chiron Blood Testing. In addition, the company announced the appointment of Anne Hill as vice president of human resources.

“Chiron is working diligently to successfully remediate the issues in our Liverpool FLUVIRIN® influenza virus vaccine manufacturing facility in time to begin production for the 2005-2006 influenza season,” said Howard Pien, Chiron’s president and chief executive officer. “As CEO, I am focused on guiding this effort. The position of COO will help us ensure that other parts of our organization continue to progress in value creation during this period. We are fortunate to draw on Jack Goldstein’s leadership to guide Chiron towards achieving our milestones. I am pleased to be able to rely upon the strength of our executive team to focus our resources to help Chiron achieve its objectives through this period.”

Dr. Goldstein joined Chiron in September 2002 as president of Chiron Blood Testing.  He brings significant healthcare industry experience to his new role as COO, having served 11 years with Johnson & Johnson in a variety of executive positions, including president of Ortho Diagnostic Systems and executive vice president of Professional Diagnostics of Johnson & Johnson.  Dr. Goldstein was also chairman, president and CEO of Applied Imaging Corporation and, just prior to joining Chiron, was general partner at Windamere Venture Partners LLC, a venture fund making investments in early stage biotechnology, pharmaceutical, medical device and diagnostic companies. He earned a B.A. in biology from Rider University, and an M.S. in Immunology and Ph.D. in Microbiology from St. John’s University.

Gene Walther, currently vice president for Chiron Blood Testing commercial operations, Americas, will become acting president of Chiron Blood Testing.  Prior to joining Chiron in 1998, Mr. Walther held executive management positions in sales, marketing and business development at Gen-Probe Inc., Abbott Diagnostics and American Hospital Supply Corporation. He holds a B.S. degree in Microbiology and Immunology from Michigan State University and an M.B.A. degree from the University of Washington.

Chiron also announced the appointment of Anne Hill as vice president of human resources. Ms. Hill joins Chiron from Baxter International Inc., where she served in a variety of executive positions of increasing responsibility from 1991 to 2004. From 1997 to 2004, she was vice president of human resources for Baxter Bioscience. Ms. Hill holds a B.S. degree in Economics and Industrial Relations from the University of Wales. Linda Short, Chiron’s vice president of corporate resources, will retire from her position in early 2005.

“Anne brings outstanding experience in the pharmaceutical sector to her position,” said Mr. Pien. “We look forward to the contributions that she will make to the company as we continue to make progress on our goals. All of us at Chiron are grateful to Linda Short for the many contributions that she has made to Chiron over the past seven years.”

In addition, Chiron appointed Meghan Leader vice president of business support and chief information officer (CIO). Ms. Leader will be responsible for information management, corporate facilities management and corporate risk mitigation services. She joined Chiron more than 12 years ago, serving most recently as vice president and CIO.

About Chiron

Through its global Blood Testing, Vaccines and BioPharmaceuticals businesses, Chiron Corporation addresses human suffering with more than 50 diverse products to detect, prevent and treat disease worldwide.  The company’s success has come from its pioneering science, skill in delivering innovations in biotechnology and disciplined business approach.  Chiron believes that science has the power to improve people’s lives and harnesses that power to transform human health. For more information about Chiron, please visit www.chiron.com.

This news release contains forward-looking statements, including statements regarding future success of the company, management effectiveness, achievement of milestones, sales growth, supply of FLUVIRIN® influenza virus vaccine that Chiron expects to deliver to the U.S. market in future influenza seasons, and improvements to manufacturing facilities, that involve risks and uncertainties and are subject to change. No assurances can be given that additional issues with respect to FLUVIRIN or Chiron’s manufacturing generally will not arise in the future or that the MHRA will not further suspend or revoke the license to Chiron’s Liverpool facility. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, additional adverse developments resulting from Chiron’s announcement of the suspension of its UK license to manufacture FLUVIRIN, including litigation and investigations relating to such announcement. A discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-K for the year ended December 31, 2003, and the form 10-Q for the quarter ended September 30, 2004, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company’s actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, litigation, stock-price and interest-rate volatility, and marketing effectiveness. In particular, there can be no assurance that Chiron will increase sales of existing products, resume manufacturing or sale of FLUVIRIN for the 2005-2006 influenza season or ever, successfully develop and receive approval to market new products, or achieve market acceptance for such new products. In addition, the company may face additional competition in the influenza market in the future and challenges in distribution arrangements as a result of the recent FLUVIRIN announcements. The company may engage in business opportunities, the successful completion of which are subject to certain risks, including shareholder and regulatory approvals and the integration of operations.

We do not undertake an obligation to update the forward-looking information we are giving today.

Note:  FLUVIRIN is a trademark of Chiron Corporation.